===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  CHIREX INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

ChiRex Inc.
                                                                [LOGO OF CHIREX]


                         NOTICE OF 2000 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



                                                                  April 18, 2000

                                  ChiRex Inc.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 18, 2000

To our Stockholders:

   The Annual Meeting of Stockholders of ChiRex Inc., a Delaware corporation ("ChiRex"), will be held on April 18, 2000, at 9:00 A.M., Eastern Standard Time, at the Company's corporate headquarters at 300 Atlantic Street, Suite 402, Stamford CT 06901, and at any adjournment thereof, for the purpose of acting upon the following matters as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:

  (1) the election of two Class I directors and one Class III director;

  (2) the ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 2000.

   Only stockholders of record at the close of business on March 6, 2000 will be entitled to vote at the Annual Meeting or any adjournment thereof.

   Your vote is important. To support your Board, please mark, date and sign the enclosed proxy card and return it promptly in the accompanying envelope. Your proxy may be revoked by delivering written notice of revocation to the Secretary of ChiRex prior to the time voting is declared closed, or by attending the Annual Meeting and voting your shares in person.

                                          By Order of the Board of Directors,

                                          THOMAS I.H. DUBIN
                                          Secretary

Stamford, Connecticut
March 13, 2000

                                  ChiRex Inc.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 18, 2000

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ChiRex Inc. ("ChiRex" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on April 18, 2000, at 9:00 A.M., Eastern Standard Time, at the Company's corporate headquarters at 300 Atlantic Street, Suite 402, Stamford CT 06901, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about March 13, 2000.

   Only holders of Common Stock of ChiRex, par value $.01 per share ("Common Stock"), at the close of business on March 6, 2000 will be entitled to vote at the Annual Meeting. At that date there were 15,179,540 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by him or her on the record date. The presence in person or by proxy of stockholders holding a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in the computation of the number of shares of Common Stock that are present for purposes of determining the presence of a quorum.

   ChiRex's address is 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901.

                         ITEM I. ELECTION OF DIRECTORS

   The Board of Directors currently consists of 4 directors, divided into three classes. At a meeting of the Board of Directors held on February 23, 2000, the directors approved an increase in the number of directors to 5, divided into three classes, effective as of the 2000 Annual Meeting. The additional director position will be added as a Class III director.

   At the 2000 Annual Meeting, two Class I directors are to be elected to hold office until the 2003 Annual Meeting, or until their respective successors have been duly elected and qualified, and one Class III director is to be elected to hold office until the 2002 Annual Meeting, or until his successor has been duly elected and qualified. The Board of Directors proposes for election as Class I directors Michael A. Griffith, who is now Chairman of the Board of Directors and Chief Executive Officer of the Company, and W. Dieter Zander, who is now a director of the Company. The Board of Directors proposes for election as a Class III director David K. Stevenson.

   Stockholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. The three persons receiving the votes of a plurality of the shares of Common Stock present, either in person or by proxy, and voting at the Annual Meeting shall be elected a director. The persons named in the enclosed proxy card (Thomas I.H. Dubin and Jon E. Tropsa) have advised that unless otherwise instructed in any form of proxy, they intend to vote FOR the election of the nominees. They also have advised that in the event the nominees shall not be available for election, they will vote for the election of such substitute nominees, if any, as the Board of Directors may propose. However, the Board of Directors has no reason to believe that the nominees will not be available for election as directors.

                          NOMINEE FOR CLASS I DIRECTOR
                            (Term expiring in 2003)

MICHAEL A. GRIFFITH

   Mr. Griffith, 41, has served as Chairman of the Board since September 1, 1998, and Chief Executive Officer of the Company since July 7, 1998. Prior to his appointment as Chief Executive Officer, Mr. Griffith served as Chief Financial Officer from April 10, 1996 and as Secretary from September 5, 1996, to September 1, 1998. He has been a member of the Board of Directors since October 17, 1996. From 1994 until April 1996, Mr. Griffith was a Director at Credit Suisse First Boston. Mr. Griffith holds a Master of Management in finance, marketing and international economics from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Business Administration from the University of Kansas.

W. DIETER ZANDER

   Mr. Zander, 84, was educated in Germany and Switzerland and founded Henley & Co., Inc., a chemical pharmaceutical company with offices in the United States and Canada. In 1980, Henley & Co., Inc. was sold to Boehringer Ingelheim GmbH. Mr. Zander later joined Arnhold and S. Bleichroeder, Inc., a privately owned investment bank, where he is currently a Managing Director in the International Corporate Finance Department.

                         NOMINEE FOR CLASS III DIRECTOR
                            (Term expiring in 2002)

DAVID K. STEVENSON

   Mr. Stevenson, 56, was a Tax Partner with Arthur Andersen from 1978 through 1998 in Boston, Massachusetts, specializing in international manufacturing and technology companies. Mr. Stevenson is a Certified Public Accountant, and a member of the AICPA and Massachusetts Society of CPAs. Mr. Stevenson currently serves as a Trustee of the Deaconess Glover Hospital in Needham, Massachusetts. He earned his B.A from Bowdoin College in 1965, and his M.B.A. in Professional Accounting from Rutgers University in 1966. Mr. Stevenson is currently enrolled at the Harvard Divinity School, with a concentration in practical ethics.

                         CONTINUING CLASS II DIRECTORS
                            (Term expiring in 2001)

DIRK H. DETERT, Ph.D.

   Dr. Detert, 59, has 28 years of experience in the pharmaceutical industry. Dr. Detert was formerly the General Manager of Wellcome GmbH with responsibility for Central Europe and Germany, as a Managing Director. He is a former Member of the Board of the German Pharmaceutical Association and the German Chemical Association. Dr. Detert holds a Ph.D. in Chemistry from the University of Alberta, Edmonton, Canada and a Bachelor of Science in chemistry from the University of Kiel.

                         CONTINUING CLASS III DIRECTOR
                            (Term expiring in 2002)

ERIC N. JACOBSEN, Ph.D.

   Professor Jacobsen, 40, is a Professor in the Department of Chemistry and Chemical Biology at Harvard University. He is a member of the ChiRex Inc. Scientific Advisory Board and, as of October 1, 1998, serves as the Scientific Director of the Company's Boston facility on a consultancy basis. He also currently serves as consultant to Merck & Co., Inc. and Versicor, Inc., where he is co-founder and Chairman of the Scientific Advisory Board. Prior to joining the faculty at Harvard, Professor Jacobsen served from 1988 to 1993 at the University of Illinois at Urbana-Champaign, most recently as Associate Professor. He received his B.S. in Chemistry from New York University, his Ph.D. from the University of California, Berkeley, and has served as a National Institute of Health Postdoctoral Fellow at the Massachusetts Institute of Technology.

   Except as otherwise indicated, the nominees and continuing directors have held the principal occupations described above during the past five years.

Committees of the Board of Directors

   The standing committees of the Board of Directors are the Audit Committee and Compensation Committee. There is no Nominating Committee. During 1999, 13 meetings of the Board of Directors were held. The Audit Committee met twice and the Compensation Committee met twice during 1999. Each director attended at least 90% of the total meetings of the Board of Directors and the committees on which they served.

   The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants. Current members of the Audit Committee are Mr. Zander and Dr. Detert. The Company expects that Mr. Stevenson, if elected a director of the Company, will become a member of the Audit Committee.

   The Compensation Committee makes recommendations concerning salaries and compensation for employees of the Company, and administers and grants stock options and awards pursuant to the Company's equity incentive plans. Current members of the Compensation Committee are Mr. Zander and Professor Jacobsen. The Company expects that Mr. Stevenson, if elected a director of the Company, will become a member of the Compensation Committee, in which case Professor Jacobsen will resign from the Compensation Committee.

Compensation of Directors

   The Company pays to its non-employee directors a $25,000 annual fee payable at the Annual Meeting of Shareholders plus $1,500 per meeting of the Board attended per day and reimburses directors for their out-of-pocket expenses incurred in attending meetings. Directors who are members of any committee of the Board also receive $1,000 per committee meeting attended. In addition, each non-employee director participates in the Company's Amended and Restated 1995 Director Stock Option Plan, as described below.

   The Amended and Restated 1995 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors in February 1997 and approved by the stockholders of the Company at the 1997 Annual Meeting. Under the terms of the Director Plan, members of the Board of Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 100,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan. Each eligible member of the Board of Directors will be granted an option to purchase 3,000 shares of Common Stock on the date of his or her initial election to the Board of Directors (an "Initial Option"). Pursuant to an amendment to the Director Plan that was adopted by the Board of Directors on February 9, 1999 and approved by the stockholders of the Company at the 1999 Annual Meeting, each eligible member of the Board of Directors then in office will receive an additional option (an "Annual Option") to purchase a specified number of shares to be determined by the Board of Directors upon the close of business on the date of each annual meeting of the stockholders. Each eligible member of the Board of Directors received an Annual Option to purchase 10,000 shares following the 1999 Annual Meeting. Each Initial Option will become exercisable on a cumulative basis as to one-fifth of the shares subject to the option on each of the first, second, third, fourth and fifth anniversaries of the date of grant of such option. Each Annual Option will become exercisable in full immediately prior to the annual meeting of the stockholders next following the date of grant. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the Nasdaq National Market on the date of grant. Except in cases of death or disability, options granted under the Director Plan must be exercised within 90 days after the date he or she ceases to be a member of the Board of Directors of the Company. In addition, the options are personal and no rights granted under the Director Plan may be transferred, assigned, pledged or hypothecated in any way, except by will or by the laws of descent and distribution. No option is exercisable after the expiration of seven years from the date of grant.

Certain Transactions

   Professor Jacobsen, a director of the Company and a member of the Company's Scientific Advisory Board, entered into a new consulting agreement dated October 1, 1998, with the Company and its wholly owned subsidiary, ChiRex Technology Center Inc. Such consulting agreement supersedes the earlier agreement dated July 19, 1996. During 1999, the Company paid Professor Jacobsen $180,000 for consulting services rendered pursuant to his consulting agreement.

Executive Officers

   The following table sets forth certain information, as of December 31, 1999, with respect to the executive officers of the Company:

              Name               Age Position
              ----               --- --------
 Michael A. Griffith(a).........  41 Chief Executive Officer and Director
 Ian D. Shott...................  42 President, Manufacturing Division
 Bruce P. Shutts................  46 President, Development Division
 Frank J. Wright................  52 Executive Vice President, Corporate
                                     Development
 Ian M. Brown...................  43 Vice President, Annan Operations
 Thomas I.H. Dubin..............  38 Vice President, General Counsel and
                                     Secretary
 Stuart E. Needleman............  41 Vice President, Business Development
 Roger B. Pettman, Ph.D. .......  44 Vice President, Technology
 Jon E. Tropsa..................  44 Vice President, Finance

--------
(a) See "Item I. Election of Director--Nominee For Class I Director."

   Ian D. Shott became Chief Operating Officer of the Company on September 1, 1998, and was appointed President, Manufacturing Division of the Company during August, 1999. From 1993 until joining the Company, Mr. Shott served as an executive at Lonza Fine Chemicals, a Swiss-based contract manufacturing firm. At Lonza, he held the positions of General Manager, Exclusive Fine Chemicals, and Head of International Supply Chain Management. Previously, he served at ICI and then Zeneca Fine Chemicals for 15 years, culminating in the position of Business General Manager. Mr. Shott holds a B.Sc. in Chemical Engineering from the Imperial College in London.

   Bruce P. Shutts became Vice President, Development Operations of the Company on July 5, and was appointed President, Development Division of the Company during August, 1999. Prior to joining ChiRex, Mr. Shutts spent 16 years in positions of increasing responsibility at Schering Plough Corporation, most recently as Vice President of Chemical Development, where he directed the discovery, development and implementation of processes for the manufacture of all new chemical drug candidates. Prior to Schering Plough, Mr. Shutts spent 7 years with Bristol Myers Squibb, most recently as the Department Head of Chemical Intermediates Production. Mr. Shutts earned his B.S. in Chemical Engineering from Cornell University in 1975 and his M.B.A. in Finance from Syracuse University in 1981.

   Frank J. Wright became Executive Vice President, Corporate Development, of the Company on December 17, 1998. Mr. Wright joined the Company as Vice President, Annan Operations, in November 1997, following the acquisition of GlaxoWellcome's Annan facility by the Company. During the previous 16 years, Mr. Wright served in senior positions at GlaxoWellcome in outsourcing and procurement, manufacturing strategy and corporate development. Prior to GlaxoWellcome, Mr. Wright spent 15 years at ICI, most recently as Project Manager. He trained as a mechanical engineer and studied strategic business and management development at Liverpool University and London Business School.

   Ian M. Brown became Vice President, Annan Operations, of the Company on September 1, 1998. Mr. Brown joined the Company in November 1997, following the acquisition of GlaxoWellcome's Annan facility by the Company. During the previous ten years, Mr. Brown served in various senior positions at Annan in manufacturing. Mr. Brown holds a B.Sc. degree in chemistry from Heriot-Watt University, Edinburgh, is a Member of the Royal Society of Chemistry and has a general management qualification from Henley Business School.

   Thomas I.H. Dubin became Vice President, General Counsel and Secretary of the Company on March 15, 1999. From 1992 through 1999, Mr. Dubin held positions of increasing responsibility at Warner-Lambert Company, most recently as Assistant General Counsel, Corporate Affairs. From 1987 through 1992, Mr. Dubin was an attorney at the law firm of Cravath, Swaine & Moore. Mr. Dubin earned his B.A. from Amherst College in 1984, and his J.D. from New York University in 1987.

   Stuart E. Needleman became Vice President, Business Development of the Company on February 1, 1999. Prior to joining ChiRex, Mr. Needleman served since 1995 as Vice President of Business Development, North America, for Oxford Asymmetry International, managing the company's sales and marketing programs and establishing alliances and collaborations, concentrating on the life sciences industry. Prior to his position with Oxford Asymmetry, Mr. Needleman was employed by Cambrex Corporation for eight years, where he served as Manager, Contract Manufacturing. He earned a B.S. degree in Chemical Engineering in 1980, and an M.B.A. in 1981, both from Rensselaer Polytechnic Institute.

   Roger B. Pettman, Ph.D., became Vice President, Technology during August, 1999. Prior to this date, he served as General Manager ChiRex Technology Center since September 1, 1998 and Vice President, Sales and Marketing, from March 1996. From 1992 until the March 1996, Dr. Pettman was Vice President, Sales and Marketing of SepraChem Inc. He holds a B.Sc. degree and Ph.D. in chemistry from Sheffield University and completed two years postdoctoral study at Stanford University.

   Jon E. Tropsa became Vice President, Finance, of the Company on September 1, 1998. He served as Vice President, Controller and Treasurer from July 1998 to September 1998 and as Corporate Controller of the Company from September 1997 to July 1998. From April 1997 through September 1997, Mr. Tropsa was Corporate Controller for Dynacast Inc., in Yorktown Heights, New York and from March 1990 through March 1997 Mr. Tropsa was Corporate Controller of Hargro Associates of Stamford, Connecticut. Mr. Tropsa holds a B.S. in accounting from Babson College and is a Certified Public Accountant.

Stock Ownership of Certain Persons

   The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 31, 1999 by (i) each person or entity known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors, (iii) each of the executive officers named under "Executive Compensation" and (iv) all Directors and executive officers as a group.

                                                               Common stock
                                                               Beneficially
                                                                   Owned
                                                             -----------------
     Name                                                     Number   Percent
     ----                                                    --------- -------
     Brown Capital Management, Inc. (1)..................... 1,059,600   8.1%
      1201 N. Calvert Street
      Baltimore, MD 21202
     Mellon Financial Corporation (2).......................   814,332   5.4%
      One Mellon Center
      Pittsburgh, PA 15258
     Michael A. Griffith (3)................................   160,000     1%
     Dirk H. Detert (4).....................................    10,800     *
     Eric N. Jacobsen (3)...................................    37,317     *
     W. Dieter Zander (5)...................................    18,635     *
     Ian D. Shott (3).......................................    40,000     *
     Bruce P. Shutts .......................................     5,000     *
     Stuart E. Needleman (6) ...............................    11,550     *
     Jon E. Tropsa (7)......................................    33,000     *
     Directors and executive officers as a group (twelve
      persons)(8)...........................................   489,046   3.2%

--------

*  Less than one percent
(1) As reported on Schedule 13G filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 1999. According to the
    Schedule 13G, Brown Capital Management, Inc. has sole voting power for 965,1000 shares and sole dispositive power for 1,059,600.
(2) As reported on Schedule 13G filed with the SEC for the year ended December 31, 1999. According to the Schedule 13G, Mellon Financial Corporation has sole voting power for 601,832 shares, shared voting power for 37,000 shares, sole dispositive power for 711,932 shares and shared dispositive power for 102,400 shares.
(3) Represents shares subject to vested options.
(4) Includes 7,800 shares subject to vested options.
(5) Includes 8,635 shares subject to vested options.
(6) Includes 10,000 shares subject to vested options.
(7) Includes 32,000 shares subject to vested options.
(8) Includes an aggregate of 439,109 shares subject to vested options.

Executive Compensation

   The following table sets forth the compensation for the years ended December 31, 1997, 1998 and 1999 for the Company's Chief Executive Officer, and its four other most highly compensated executive officers who were serving as executive officers as of December 31, 1999 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           Summary Compensation Table

                                 Annual Compensation
                                 --------------------
                                                       Securities
                                                       Underlying
                                                       Long-Term
                                      Salary   Bonus  Compensation  All Other
Name and Principal Position      Year   ($)     ($)      Awards    Compensation
---------------------------      ---- ------- ------- ------------ ------------
Michael A. Griffith (1)......... 1999 300,000 225,000   200,000             (2)
 Chairman and Chief Executive
  Officer                        1998 266,667 150,000   175,000
                                 1997 180,000  69,009   200,000
Ian D. Shott (3)................ 1999 240,000 144,000    75,000      106,042(2)
 President, Manufacturing
  Division                       1998  77,937  49,800   100,000       38,894(2)
Bruce P. Shutts (7)............. 1999  97,849  50,000    50,000       30,000(7)
 President, Development Division
Jon E. Tropsa (5)............... 1999 127,500 100,000    50,000             (2)
 Vice President, Finance         1998 118,750  25,000    90,000
Stuart E. Needleman (6)......... 1999 142,083  75,000    65,000       37,500(6)
 Vice President, Business
  Development

--------
(1) Pursuant to his employment agreement, Mr. Griffith's current annual salary as Chief Executive Officer and Chairman is $300,000 plus a guaranteed annual minimum bonus of $150,000.
(2) Mr. Griffith, Mr. Tropsa, Mr. Needleman and Mr. Shutts participate in a Company sponsored 401(k) program. The incremental cost of such perquisite in 1999 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for 1999 in the Summary Compensation Table.
(3) Mr. Shott became an employee as of September 1, 1998. Accordingly, his compensation for 1998 reflects compensation from September 1, 1998 to December 31, 1998. Pursuant to his employment agreement, Mr. Shott's current annual salary is (Pounds)150,000 ($240,000)
(4) All other compensation for Mr. Shott of $38,894 and $106,042 in 1998 and 1999, respectively, represents compensation for relocation-related expenses including rent and living allowance, and the cost of a Company leased automobile.
(5) Mr. Tropsa was elected Vice President, Finance, as of September 1, 1998. Accordingly, his compensation for 1998 includes compensation as Vice President, Finance, only from the effective date.
(6) Mr. Needleman became an employee as of February 1, 1999. Accordingly, his compensation for 1999 includes compensation only from that date. All other compensation of $37,500 for Mr. Needleman in 1999 represents a signing bonus received upon joining the Company. Pursuant to his employment agreement, Mr. Needleman's current annual salary is $155,000.
(7) Mr. Shutts became an employee as of July 6, 1999. Accordingly, his compensation for 1999 includes compensation only from that date. All other compensation of $30,000 for Mr. Shutts in 1999 represents a signing bonus received upon joining the Company. Pursuant to his employment agreement, Mr. Shutt's current annual salary is $200,000.

 Stock Option Grants

   The following table sets forth certain information concerning stock options granted in fiscal year 1999 to the Named Executive Officers.

                                         Individual Option Grants in Last Fiscal Year
                         -----------------------------------------------------------------------------
                                                                                        Potential
                                                                                   Realizable Value at
                                                                                     Assumed Annual
                                                                                          Rates
                         Number of   Percent of                                      of Stock Price
                         Securities Total Options                                   Appreciation for
          Name           Underlying  Granted to    Exercise or                       Option Term(1)
          ----            Options   Employees in  Base Price ($     Expiration     -------------------
                         Granted(#)  Fiscal Year   per Share)          Date         5% ($)      10% ($)
                         ---------- ------------- -------------     ----------     --------- -------------
Michael A. Griffith.....  200,000       22.2%            32.375      07/25/06      2,635,975 6,142,943
Ian D. Shott............   75,000        8.3%            32.375      07/25/06        988,491 2,303,604
Bruce P. Shutts.........   50,000        5.5%            31.060      07/05/06        632,227 1,473,358
Jon E. Tropsa...........   50,000        5.5%            32.375      07/25/06        658,994 1,535,736
Stuart E. Needleman
 (2)....................   65,000        7.2%     21.060-32.375 01/31 and 07/25/06   626,375 1,459,720

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.
(2) Mr. Needleman received two option grants in 1999. The first was granted on February 1, 1999 for 50,000 shares at an exercise price of $21.06. The second was granted on July 26, 1999 for 15,000 shares at an exercise price of $32.375. The grants have been consolidated for the table above.

 Stock Option Exercises

   Aggregate Option Exercises In Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                           Shares                    Unexercised Options      In-the-Money Options
                         Acquired on                 at Fiscal Year-End        at Fiscal Year-End
                          Exercise      Value     ------------------------- -------------------------
          Name               (#)     Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- ------------ ------------------------- -------------------------
Michael A. Griffith.....   30,000      704,220         160,000/435,000           510,688/764,625
Ian D. Shott............     --           --           40,000/135,000             15,625/62,500
Bruce P. Shutts.........     --           --             -0- /50,000                -0- / -0-
Jon E. Tropsa...........     --           --           30,000/120,000            40,063/142,750
Stuart E. Needleman.....     --           --             -0- /65,000                -0- / -0-

 Retirement Benefits

   Employees of the Company who are domiciled in the U.K. are entitled to participate in the ChiRex Pension Plan (the "Pension Plan"). Mr. Shott currently participates in the Pension Plan.

   Currently, the Company is required to make a contribution equal to 9% of each participant's annual salary and each participant is required to make a contribution equal to 3% of his or her annual salary. The funding of the Pension Plan has been designed to provide sufficient assets to satisfy the pension liabilities of all participants on a going forward basis. In order to satisfy the past service liabilities of Pension Plan participants who had previously participated in the pension plan maintained by Sanofi Winthrop, assets valued at approximately (Pounds)31 million were transferred from Sanofi Winthrop to the trust maintained for the Pension Plan. The amount of the asset transfer was calculated by the Company's actuary and is sufficient to satisfy the past service liabilities under the Sanofi Winthrop plan that were assumed by the Company.

   Upon reaching age 65, a vested participant in the Pension Plan is entitled to receive a basic benefit equal to the product of (i) 1/60th, multiplied by
(ii) years of continuous service (up to a maximum of 40 years), multiplied by
(iii) final average basic earnings in excess of the state basic pension. For purposes of the Pension Plan, final average basic earnings is defined as a participant's highest average 12 months of basic salary in the past 5 years, plus such participant's average additional compensation defined as the average of the highest 3 consecutive years of additional earnings in the past ten years (excluding the value of any stock options).

   Vesting occurs under the Pension Plan after the completion of two years of service. The Pension Plan provides for annual pension increases for participant's pay status equal to the lesser of (i) 5% a year or (ii) the increase in the Retail Price Index. The Pension Plan also provides for early retirement, ill health retirement and death in service benefits.

   The following table provides estimates of annual retirement benefits payable under the Pension Plan:

                               Pension Plan Table

                                           Years of Service
       Final Average        --------------------------------------------------------------
      Compensation(1)         10              20              30            40 or more
      ---------------       -------         -------         -------         ----------
         $ 80,000           $12,900         $25,800         $38,700          $ 51,600
          100,000            16,250          32,500          48,750            65,000
          120,000            19,580          39,160          58,740            78,320
          140,000            22,900          45,800          68,700            91,600
          160,000            26,250          52,500          78,750           105,000
          180,000            29,580          59,160          88,740           118,320

--------
(1) Compensation and annual retirement benefits for all employees covered under the Pension Plan are paid in Great Britain pounds sterling and amounts shown were translated from Great Britain pounds sterling into U.S. Dollars at the rate of $1.66 per (Pounds)1.00.

   The Pension Plan defines "compensation" generally to include all remuneration to an employee for services rendered, including base pay, bonuses and special forms of pay. The definition of "covered compensation" under the Pension Plan, is not substantially different than the amount reflected in the Annual Compensation column of the Summary Compensation Table set forth above.

 Executive Employment Agreements

   The Company is party to employment agreements with each of the Named Executive Officers. Under each agreement, such executive is entitled to receive an annual base salary and, in certain cases, an annual bonus that is guaranteed and/or based on the Company's performance. The agreements also entitle the executives to participate in certain retirement benefit programs maintained by the Company. The Company shall have the right to terminate each executive's employment immediately upon the occurrence of certain for "cause" events. Each executive's employment may also be terminated by the Company without cause; provided, however, that the Company pays to the executive a specified percentage of his salary and other compensation and certain expenses in connection with such termination.

Compensation Committee Report on Executive Compensation

 Overview And Philosophy

   The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board of Directors, recommends on an annual basis the compensation to be paid to the Company's Chief Executive Officer and each of the other executive officers of the Company.

   The Committee has adopted the following objectives as guidelines for its compensation decisions:

    . Provide a competitive total compensation package that enables the Company to attract and retain key executives;

    . Integrate all compensation programs with the Company's short-term and long-term business objectives and strategic goals; and

    . Ensure that compensation is meaningfully related to the value created for stockholders.

 Executive Officer Compensation Program Components

   The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual incentive compensation and long-term compensation in the form of stock options. In addition, Mr. Shott is provided pension benefits.

 Base Salary

   Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the biopharmaceutical, pharmaceutical outsourcing and pharmaceutical fine chemical industries against which the Company competes for personnel in both the United Kingdom and United States. In addition, the Committee also evaluates individual experience and performance and specific issues particular to the Company, such as success in developing new customer relationships, delivering revenue and earnings growth, furthering the Company's proprietary technology position, creation of stockholder value and achievement of other specific Company objectives. The Committee reviews each executive's salary once a year and may increase each executive's salary at that time based on: (i) the individual's increased contribution to the Company over the prior 12 months; (ii) the individual's increased responsibilities over the prior 12 months; and (iii) any increase in competitive pay levels. Individual contributions are measured with respect to specific individual accomplishments established for each executive.

 Annual Incentive Compensation

   The Company's officers are eligible to receive annual cash and/or stock incentive compensation based on achieving defined specific goals and objectives during the 12 months prior to review. The Compensation Committee believes that annual bonus awards should reflect the performance of the individual and the performance of the Company, and those awards should be set in a range consistent with the compensation offered by comparable companies. In setting bonus awards for 1999, the Compensation Committee considered the contributions of key executives who delivered financial and operating performance significantly in excess of budget. The Committee noted that in achieving above-budget performance, the management significantly reduced the expense profile of the Company, including significant reduction of fixed head count, continuous improvement of right-first-time production and quality, and improvement in the quality of asset utilization as reflected by the balance sheet at December 31, 1999. In setting bonus awards for the top five officers of the Company, the Committee relied on comparable compensation data for the Biopharmaceutical Industry compiled by Top Five Data Services, Inc. of Fremont, CA. The Committee believes that compensation for named executives is consistent with compensation paid by companies of a similar size that compete to recruit similar executives. Such companies are not necessarily included in the indices used to compare shareholder returns in the Total Return Performance Graph.

 Stock Option Program

   The stock option program is the Company's long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock, the best interest of shareholders and executives will be more closely aligned.

   Generally, stock options are granted once every year with exercise prices equal to the prevailing market value of the Common Stock on the date of grant, have seven year terms and have vesting periods of five years. Awards are made at a level calculated to be competitive within both the industry, and a broader group of service manufacturing and high technology companies of comparable size and complexity.

 CEO Compensation

   In September 1998, the Committee established the terms of Mr. Griffith's employment contract as the Company's Chairman of the Board and Chief Executive Officer. Under the employment agreement, Mr. Griffith is entitled to receive a base salary and annual bonus. The agreement also entitles Mr. Griffith to participate in certain U.S. benefit programs maintained by the Company. The agreement has an initial term expiring on December 31, 2001 and may be automatically extended from year to year thereafter. The agreement may be terminated by the Company at any time. If the termination is without cause, the Company is required to pay Mr. Griffith 250% of his then current base salary in a lump sum payment. The agreement also provides for the payment of salary and bonus, vesting of certain deferred compensation, stock option and similar benefits if a change in control of the Company occurs. In establishing the terms of compensation for Mr. Griffith, the Committee sought to attract and retain a key executive officer while continuing to tie a significant percentage of such compensation to Company performance and stock price appreciation. With respect to Mr. Griffith's base salary, it remains the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

   It is the Committee's objective to have an increasing percentage of Mr. Griffith's total compensation each year tied to stock-based compensation, consistent with the interests of shareholders.

 Summary

   After its review of all existing programs, the Committee continues to believe that the Company's compensation program for its executive officers is competitive with the compensation programs provided by other companies with which the Company competes. The committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

   We conclude our report with the acknowledgment that no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                          Compensation Committee
                                          W. Dieter Zander
                                          Eric N. Jacobsen

Total Return Performance Graph

   The following graph, and the table which follows, compares the total return of the Common Stock to the total return of the Nasdaq Composite Index and a group of Company peers that consists of Lonza AG, DSM Andeno B.V., Oxford Asymmetry plc. Quintiles Transnational Corp., Catalytica Inc. and Applied Analytical Industries Inc. The graph assumes an investment of $100 at the close of business on December 31, 1998 in each of the Common Stock, the Nasdaq Composite Index and the peer group.


                          COMPARISON OF TOTAL RETURN
                COMPANY, PEER GROUP AND NASDAQ COMPOSITE INDEX

                                 [LINE GRAPH]

            12/31/1998    03/31/1999   06/30/1999  09/30/1999   12/31/1999
            ----------    ----------   ----------  ----------   ----------
ChiRex        $100          $115         $150         $121         $68
Nasdaq        $100          $112         $123         $125        $186
Peer Group    $100           $78          $93          $70         $71

Section 16(a) Beneficial Ownership Reporting Compliance

   The Company believes that during fiscal year 1999 its executive officers and directors have complied with Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations adopted thereunder.

                       ITEM II. RATIFICATION OF AUDITORS

   The Board of Directors has, subject to stockholder ratification, appointed Arthur Andersen LLP to audit the accounts of ChiRex and its subsidiaries for fiscal 2000.

   The following resolution concerning the appointment of independent auditors will be offered at the meeting:

   "RESOLVED, that the appointment by the Board of Directors of the Company of Arthur Andersen LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 2000 is hereby ratified."

   Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. Submission of the appointment to stockholders is not required. However, the Board of Directors will reconsider the appointment if it is not approved by the stockholders. The appointment will be deemed ratified if a majority of the shares of Common Stock present, either in person or by proxy, and voting on the matter vote in favor of the proposal.

                            SOLICITATION OF PROXIES

   The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by ChiRex. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Solicitation may be made by mail, telephone, telegraph and personal interview, and by regularly engaged officers and employees of ChiRex, who will not be additionally compensated therefor. ChiRex has arranged for the services of Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. The fees of CIC, estimated at $4,000 excluding out-of-pocket expenses, will be paid by ChiRex.

                                 MISCELLANEOUS

   The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card (Messrs. Dubin and Tropsa) to vote on such matters in accordance with their judgment.

   Any stockholder who executes a proxy card may revoke it by giving written notice to the Secretary of ChiRex or by giving to the Secretary a duly executed form of proxy bearing a date later than the proxy card being revoked, at any time before such proxy is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the meeting prior to the voting of the proxy.

   A proxy card which is properly signed, dated and not revoked will be voted in accordance with the instructions contained thereon. If no instructions are given, the persons named on the proxy card solicited by the Board of Directors intend to vote: (i) FOR the election of the nominees for director and (ii) FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the 2000 fiscal year.

   Any stockholder may strike out the names of the proxies designated by the Board of Directors on the proxy card and may write in and substitute the name of any other person and may deliver the revised proxy card to such other person whom the stockholder may wish to designate as proxy for the purpose of representing such stockholder at the meeting.

   Voting Information: Under Delaware General Corporate law and the Company's Amended and Restated By-Laws, the presence of a quorum is required to transact business at the 2000 Annual Meeting of Stockholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting. Abstentions and broker non-votes will be included in the computation of the number of shares of Common Stock that are present for purposes of determining the presence of a quorum.

   Each stockholder shall have one vote for each share of Common Stock entitled to vote and a proportionate vote for each fractional share so held, if any.

   Votes cast, in person or by proxy, at the Annual Meeting will be tabulated by representatives of Boston EquiServe, the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. The inspectors of election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies; receive votes or ballots; hear and determine all challenges and questions in any way arising in connection with the right to vote; determine when the polls will close; and determine the results of the election.

   Assuming the presence of a quorum, (i) each of the three nominees receiving the votes of a plurality of the shares present, either in person or by proxy, at the Annual Meeting shall be elected a director and (ii) the affirmative vote of a majority of the shares present, either in person or by proxy, and voting at the Annual Meeting is required for ratification of the independent auditors.

   Stockholder Proposals: Proposals which are the proper subject for inclusion in the proxy statement and for consideration at an annual meeting may be presented by stockholders. Under current SEC rules, to be included in ChiRex's proxy statement and proxy card, any proposal by a stockholder intended to be presented at the 2001 Annual Meeting of Stockholders must be received by ChiRex, subject to certain exceptions, no later than November 13, 2000. Under the Company's Amended and Restated By-Laws, notice of any stockholder proposal intended to be presented at the 2001 Annual Meeting (whether or not included in the Company's proxy statement) must be received by the Secretary of ChiRex, subject to certain exceptions, no later than February 7, 2001, but not earlier than January 18, 2001. Any such notice shall set forth as to each proposal (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
(ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares beneficially owned by such stockholder; (iv) any material interest of the stockholder in such business; and (iv) if applicable, a representation that the stockholder intends to solicit proxies in support of such proposal.

   Please fill in, sign and date the enclosed form of proxy and return it in the accompanying addressed envelope which requires no further postage if mailed in the United States. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

Stamford, Connecticut
March 13, 2000

                                                                       1492-PS00

                          [LETTERHEAD OF CHIREX INC.]

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

ChiRex Inc.

CHX44A                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

1 Election of Directors
  Nominees:  (01) Michael A. Griffith (02) W Dieter Zander
             (03) David K. Stevenson

                  FOR           WITHHELD
                  [ ]             [ ]

[ ]
   -----------------------------------------
      For all nominees except as noted above


2 Ratify the appointment of Arthur Andersen LLP as independent auditors.

        FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

3 In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

PLEASE VOTE, SIGN, DATE, DETACH AND RETURN THE ABOVE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.


Signature_______________ Date________ Signature______________ Date_______

CHX44B                            DETACH HERE

                                     PROXY

                                  CHIREX INC.

                              300 Atlantic Street
                                   Suite 402
                          Stamford, Connecticut 06901

                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints Thomas I. H. Dubin and Jon E. Tropsa, jointly and severally, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of ChiRex Inc. (the "Company") held of record by the undersigned on March 6, 2000 at the Annual Meeting of Stockholders to be held on April 18, 2000 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE                                                SEE REVERSE SIDE